Corn Products International, Inc.
Westchester, IL 60154

NEWS RELEASE

For Release	CONTACT:
10/21/03 — 0530 EDT	Richard Vandervoort, (708) 551-2595 (investors) Mark Lindley, (708) 551-2602 (media)

CORN PRODUCTS INTERNATIONAL, INC. REPORTS THIRD QUARTER 2003 EARNINGS
Company Reports 15 Percent EPS Growth for Third Quarter
Improved Results for First Nine Months

     WESTCHESTER, Ill., October 21, 2003 — Corn Products International, Inc. (NYSE:CPO) today announced improved sales and earnings for the third quarter and first nine months of 2003.

     For the quarter ended September 30, 2003, the Company reported diluted earnings per share of $0.55, an increase of 15 percent over earnings of $0.48 per diluted share in the third quarter of 2002.

     Results for the third quarter 2003 as compared to the third quarter 2002 were as follows:

•	Net sales reached $541 million, up from $480 million

•	Operating income was $45 million, up from $40 million

•	Net income was $20 million, up from $17 million

     “I am pleased to report that our Company’s results for the quarter are in line with our targets for the full year,” said Sam Scott, chairman, president and chief executive officer of Corn Products International. “We are particularly pleased with our performance in South America, where we posted significant gains in sales and operating income as we continue to rebound from the economic problems and currency devaluations that affected this region last year. We are also encouraged by the progress made by our US business thus far in 2003.”

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BUSINESS BREAKDOWN BY REGION

     On a regional basis, results for the third quarter compared to the same period the prior year were as follows:

In North America:

•	Net sales were $344 million, up from $322 million

•	Volume decreased 4 percent

•	Operating income was $17 million, down from $18 million

     The increase in net sales in North America reflects improved pricing and product mix, which more than offset the reduction in volumes in the region. Sales to customers in Canada were negatively affected by the major power grid outage and its aftermath. This volume is expected to be recovered before the end of the fourth quarter. In Mexico, the tax on beverages sweetened with high fructose corn syrup (HFCS) continued to depress sales and earnings in that country, although operating income increased over the third quarter 2002 as cost reductions and alternative business strategies take hold.

     While operating income in the region was lower in the third quarter of 2003 compared to the same period in 2002, the Company continues to expect that full-year operating income in the region will increase over 2002.

In South America:

•	Net sales were $129 million, up from $94 million

•	Volume improved 11 percent

•	Operating income was $22 million, up from $14 million

     The increase in net sales and operating income was due to a double-digit volume increase in the region and significant margin improvement in Argentina and Brazil as a consequence of better pricing and product mix, improved efficiencies on manufacturing costs, as well as strengthened currencies in both countries. As in the past, this region overcame economic challenges and currency devaluations to post significant gains.

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In Asia/Africa:

•	Net sales were $68 million, up from $64 million

•	Volume grew 4 percent

•	Operating income was $13 million, down from $14 million

     The higher sales in this region reflect volume growth in the Company’s Pakistan operation, incremental volume increases from the Company’s new operation in Thailand and stronger exchange rates.

     The decrease in operating income was due to start-up costs associated with the new glucose channel in Thailand and to the economic slowdown in Korea, as well as higher costs that were not recovered in pricing.

     In response to growing demand in Pakistan, the Company is building a new plant in that country.

NINE MONTHS 2003 RESULTS

     For the nine months ended September 30, 2003, the Company reported diluted earnings per share of $1.44, up from $1.31 per diluted share in the first nine months of 2002. The year-ago period included four months of high-margin HFCS sales in Mexico when the excise tax was suspended. It also included an after-tax gain of $0.08 per diluted share primarily related to the sale of assets, net of a restructuring charge.

     Results for the first nine months of 2003 compared to the prior year period were as follows:

•	Net sales were $1,560 million, up from $1,398 million

•	Operating income was $123 million, up from $112 million

•	Net income was $52 million, up from $47 million

     Cash provided by operations for the first nine months of 2003 was $132 million. Total debt at September 30, 2003, was $609 million, down $22 million from June 30, 2003.

     Financing costs were up 14 percent from the first nine months of 2002, principally due to higher average interest rates relating to the refinancing of debt to extend maturities. The effective income tax rate was 36 percent for each of the nine-month periods ended September 30, 2003 and 2002.

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MEXICO

     Earlier today the Company announced that it is submitting an arbitration claim for compensation for past and potential lost profits and other damages in relation to the Government of Mexico’s imposition of its discriminatory tax on soft drinks containing high fructose corn syrup.

OUTLOOK

     “For the full year 2003 we expect to deliver earnings in the upper range of our previously announced target of 8 percent to 12 percent above last year’s $1.77 per diluted share, as we continue to make progress toward our goal of exceeding the cost of capital,” said Scott. “We also expect to achieve our cash generation targets, as we are now in the eighth quarter of our working-capital improvement initiative.

     “Looking to 2004, we will seek better pricing and margins, particularly in the United States, and reduced costs through production and administrative efficiencies across our entire business.”

     The Company has scheduled a conference call to discuss its 2003 third quarter results with investors on Tuesday, October 21, 2003 at 7:30 a.m. CDT. Live audio of the conference call will be available on the Corn Products International web site, http://www.cornproducts.com. First-time listeners should visit the web site in advance to download and install any necessary audio software. An audio replay of the call will be available on the web site for approximately 30 days.

ABOUT CORN PRODUCTS INTERNATIONAL, INC.

     Corn Products International, Inc. is one of the world’s largest corn refiners and a major supplier of high-quality food ingredients and industrial products derived from the wet milling and processing of corn and other starch-based materials. The Company is the number-one worldwide producer of dextrose and a leading regional producer of starch, high fructose corn syrup and glucose. In 2002, the Company recorded net sales of $1.9 billion with operations in 18 countries at 37 plants, including wholly owned businesses, affiliates and alliances. Headquartered in Westchester, Ill., it was founded in 1906. The Company is listed on the New York Stock Exchange under the symbol CPO. Additional information can be found on the World Wide Web at www.cornproducts.com.

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This press release contains or may contain forward-looking statements concerning the Company’s financial position, business and future earnings and prospects, in addition to other statements using words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend” and other similar expressions. These statements contain certain inherent risks and uncertainties. Although we believe our expectations reflected in these forward-looking statements are based on reasonable assumptions, stockholders are cautioned that no assurance can be given that our expectations will prove correct. Actual results and developments may differ materially from the expectations conveyed in these statements, based on various factors, including fluctuations in worldwide commodities markets and the associated risks of hedging against such fluctuations; fluctuations in aggregate industry supply and market demand; general political, economic, business, market and weather conditions in the various geographic regions and countries in which we manufacture and sell our products, including fluctuations in the value of local currencies, energy costs and availability and changes in regulatory controls regarding quotas, tariffs, taxes and biotechnology issues; increased competitive and/or customer pressure in the corn refining industry; the outbreak or continuation of hostilities; stock market fluctuation and volatility; and the resolution of the current uncertainties relating to the Mexican HFCS tax. Our forward-looking statements speak only as of the date on which they are made and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of the statement. If we do update or correct one or more of these statements, investors and others should not conclude that we will make additional updates or corrections. For a further description of risk factors, see the Company’s most recently filed Annual Report on Form 10-K and subsequent reports on Forms 10-Q or 8-K.

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CORN PRODUCTS INTERNATIONAL, INC.
Condensed Consolidated Statements of Income
(Unaudited)

(All figures are in millions, except per share amounts)

	Three Months Ended		Change	Nine Months Ended		Change
	September 30,		%	September 30,		%

	2003	2002		2003	2002

Net sales before shipping and handling costs	$582.7	$507.4	15%	$1,684.1	$1,480.0	14%
Less: shipping and handling costs	42.0	27.3	54%	124.6	81.8	52%

Net sales	540.7	480.1	13%	1,559.5	1,398.2	12%
Cost of sales	457.0	410.1	11%	1,328.0	1,198.0	11%

Gross profit	83.7	70.0	20%	231.5	200.2	16%
Operating expenses	37.6	32.4	16%	108.2	102.2	6%
Earnings from non-consolidated affiliates and other income (expense), net	(1.2)	2.8	-143%	(0.5)	13.9	-104%

Operating income	44.9	40.4	11%	122.8	111.9	10%
Financing costs	10.1	9.3	9%	29.2	25.6	14%

Income before taxes	34.8	31.1	12%	93.6	86.3	8%
Provision for income taxes	12.5	11.2		33.7	31.1

	22.3	19.9	12%	59.9	55.2	9%
Minority interest in earnings	2.3	2.8	-18%	8.0	8.3	-4%

Net income	$20.0	$17.1	17%	$51.9	$46.9	11%

Weighted average common shares outstanding:
Basic	36.0	35.6		35.9	35.6
Diluted	36.3	35.7		36.1	35.7
Earnings per common share:
Basic	$0.55	$0.48	15%	$1.44	$1.31	10%
Diluted	$0.55	$0.48	15%	$1.44	$1.31	10%

CORN PRODUCTS INTERNATIONAL, INC.
Condensed Consolidated Balance Sheets

(In millions, except share amounts)

	September 30,	December 31,
	2003	2002

	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$61	$36
Accounts receivable — net	254	244
Inventories	194	194
Prepaid expenses	12	11

Total current assets	521	485

Property, plant and equipment — net	1,170	1,154
Goodwill and other intangible assets	325	280
Deferred tax assets	33	33
Investments	28	26
Other assets	37	37

Total assets	$2,114	$2,015

Liabilities and stockholders’ equity
Current liabilities
Short-term borrowings and current portion of long-term debt	$131	$84
Accounts payable and accrued liabilities	247	263

Total current liabilities	378	347

Non-current liabilities	65	68
Long-term debt	478	516
Deferred income taxes	179	163
Minority interest in subsidiaries	76	93
Stockholders’ equity
Preferred stock — authorized 25,000,000 shares — $0.01 par value, none issued	—	—
Common stock — authorized 200,000,000 shares — $0.01 par value — 37,659,887 issued at September 30, 2003 and December 31, 2002	1	1
Additional paid in capital	1,073	1,073
Less: Treasury stock (common stock; 1,595,389 and 1,956,113 shares on September 30, 2003 and December 31, 2002, respectively) at cost	(38)	(48)
Deferred compensation — restricted stock	(3)	(4)
Accumulated other comprehensive loss	(360)	(418)
Retained earnings	265	224

Total stockholders’ equity	938	828

Total liabilities and stockholders’ equity	$2,114	$2,015

CORN PRODUCTS INTERNATIONAL, INC.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	For The Nine Months
	Ended September 30,

(In millions)	2003	2002

Cash provided by (used for) operating activities:
Net income	$52	$47
Adjustments to reconcile net income to net cash provided by (used for) operating activities:
Depreciation	76	79
Gain on sale of business	—	(8)
(Increase) decrease in trade working capital	(3)	44
Other	7	2

Cash provided by operating activities	132	164

Cash provided by (used for) investing activities:
Capital expenditures, net of proceeds on disposal	(46)	(51)
Proceeds from sale of business	—	35
Payments for acquisitions	(48)	(42)

Cash used for investing activities	(94)	(58)

Cash provided by (used for) financing activities:
Proceeds from borrowings	19	208
Payments on debt	(19)	(309)
Dividends paid	(16)	(15)
Issuance of common stock	2	3

Cash used for financing activities	(14)	(113)

Effect of foreign exchange rate changes on cash	1	(4)

Increase (decrease) in cash and cash equivalents	25	(11)
Cash and cash equivalents, beginning of period	36	65

Cash and cash equivalents, end of period	$61	$54

CORN PRODUCTS INTERNATIONAL, INC.
Supplemental Financial Information
(Unaudited)

(Dollars in millions, except per share amounts)

I. Geographic Information of Net Sales and Operating Income

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
			Change			Change
	2003	2002	%	2003	2002	%

Net sales
North America	$343.5	$321.9	7%	$996.8	$916.1	9%
South America	129.1	94.2	37%	353.8	294.5	20%
Asia/Africa	68.1	64.0	6%	208.9	187.6	11%

Total	$540.7	$480.1	13%	$1,559.5	$1,398.2	12%

Operating income
North America	$16.7	$17.6	-5%	$43.0	$41.3	4%
South America	21.6	13.6	59%	58.3	42.2	38%
Asia/Africa	13.1	14.4	-9%	41.2	40.3	2%
Corporate	(6.5)	(5.2)	25%	(19.7)	(16.5)	19%
Non-recurring earnings, net	—	—	—	—	4.6

Total	$44.9	$40.4	11%	$122.8	$111.9	10%

II. Estimated Sources of Earnings Per Share for the Three and Nine Months Ended September 30

The following is a list of the major items that impacted our third quarter and year-to-date results. The amounts are calculated on a net after-tax basis and attempt to estimate total business effects.

	Earnings Per Share	Earnings Per Share
	Three	Nine
	Months	Months

Earnings Per Share September 30, 2002, as adjusted	$0.48	$1.23
Non-recurring earnings, net — 2002	—	0.08

Earnings Per Share September 30, 2002	$0.48	$1.31
Change
Volumes	0.03	0.16
Operating margin	0.01	0.13
Foreign currency translation	0.04	(0.09)
Financing costs	(0.01)	(0.06)
Minority interest	0.01	—
Shares outstanding	(0.01)	(0.01)

Net Change	0.07	0.13

Earnings Per Share September 30, 2003	$0.55	$1.44

III. Capital expenditures

Capital expenditures were $19 million for the quarters ended September 30, 2003 and 2002.